                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 FLEET FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                               One Federal Street
                          Boston, Massachusetts 02110

                                                                   March 5, 1999

Dear Stockholder:

I am pleased to invite you to the 1999 Annual Meeting of Stockholders of Fleet Financial Group, Inc. ("Fleet"), which will be held on Wednesday, April 21, 1999, at 11:00 a.m. at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts.

The accompanying Notice of Annual Meeting of Stockholders and proxy statement contain the matters to be considered and acted upon. Please read these materials carefully.

Matters scheduled for consideration at the Annual Meeting are the election of directors, the approval of the Amended and Restated 1992 Stock Option and Restricted Stock Plan, and the ratification of the selection of independent auditors for 1999.

I hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

                                          Very truly yours,

                                          /s/ Terrence Murray

                                          TERRENCE MURRAY
                                          CHAIRMAN AND
                                          CHIEF EXECUTIVE OFFICER

                          FLEET FINANCIAL GROUP, INC.
                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 21, 1999

The Annual Meeting of Stockholders of Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), will be held on Wednesday, April 21, 1999, at 11:00 a.m. at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts for the purpose of considering and voting upon:

1.  The election of seven directors for three-year terms.

2. The approval of the Amended and Restated 1992 Stock Option and Restricted Stock Plan.

3. The ratification of the selection of KPMG Peat Marwick LLP as independent auditors for Fleet for 1999.

4. The transaction of such other business as may properly come before the Annual Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on February 25, 1999. Fleet's transfer books will not be closed.

                                        By Order of the Board of Directors,

                                        /s/ William C. Mutterperl

                                        WILLIAM C. MUTTERPERL
                                        SECRETARY

Boston, Massachusetts
March 5, 1999

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, USING THE RETURN ENVELOPE ENCLOSED WITH THE PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                          FLEET FINANCIAL GROUP, INC.
                               ONE FEDERAL STREET
                                BOSTON, MA 02110
                             TELEPHONE 617-346-4000

                              -------------------

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                              -------------------

                                PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors ("Fleet Board") of Fleet Financial Group, Inc. ("Fleet" or the "Corporation") in connection with the Annual Meeting of Stockholders to be held on April 21, 1999. This proxy statement and the enclosed proxy are first being sent to stockholders on or about March 5, 1999. The proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder. If no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR proposal Nos. 1, 2 and 3.

The record date for determining stockholders entitled to vote at the Annual Meeting is the close of business on February 25, 1999. On this date, there were outstanding and entitled to vote 569,023,396 shares of Common Stock, each of which is entitled to one vote on each matter to be voted on at the Annual Meeting. On October 7, 1998, Fleet distributed shares of Common Stock in completion of a two-for-one stock split. All information related to shares of Common Stock presented in this proxy statement has been adjusted for the stock split. The presence (in person or by proxy) of a majority of the aggregate number of shares of Common Stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining whether there is a quorum.

Management is not aware of any matter to be considered at the Annual Meeting other than those referred to in this proxy statement. If any other business should properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                               VOTING PROCEDURES

The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to elect directors, approve the Amended and Restated 1992 Stock Option and Restricted Stock Plan (the "1992 Plan") and to ratify the selection of auditors. In voting for the election of directors, stockholders may cast their votes in favor or against, but abstentions may not be specified. Abstentions may be specified with respect to the approval of the 1992 Plan and the ratification of the selection of independent auditors. Unless a broker's authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present and entitled to vote at the Annual Meeting. Abstentions also are counted for this purpose. Under the rules of the New York Stock Exchange (the "Stock Exchange"), a broker non-vote generally occurs when beneficial owners have not provided their brokers with voting instructions with respect to matters deemed "non-routine" by the Stock Exchange. Consequently, a broker non-vote or an abstention has the same effect as a vote against a proposal, as each broker non-vote or abstention would be one less vote in favor of a proposal. As proposal Nos. 1, 2 and 3 are considered routine, Fleet does not expect to receive any broker non-votes with respect to the matters to be considered at the Annual Meeting.

A stockholder of record may revoke a proxy by delivering written notice of revocation to William C. Mutterperl, Secretary of Fleet, at the address set forth above, by filing a duly executed proxy bearing a later date, or by attending the Annual Meeting in person, notifying the Secretary, and voting by ballot at the Annual Meeting. Any stockholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name will need additional documentation from the record holder of the shares to vote in person at the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists all stockholders known by Fleet to beneficially own more than 5% of the 569,503,624 shares of Common Stock outstanding as of December 31, 1998:

                                                                                AMOUNT AND NATURE
                                                                                  OF BENEFICIAL        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                OWNERSHIP            CLASS
----------------------------------------------------------------------------  ----------------------  ------------
FMR Corp.(1)................................................................            52,639,244(1)     9.24%(1)
  82 Devonshire Street
  Boston, MA 02109
KKR Associates(2)...........................................................            51,183,780(2)     8.79%(2)
  9 West 57th Street
  New York, NY 10019

------------------------

(1) FMR Corp. ("FMR") beneficially owned 52,639,244 shares of Common Stock as of December 31, 1998 as a result of various of its subsidiaries and affiliates providing investment advisory and management services. FMR has sole voting power with respect to 2,944,010 of the shares, sole dispositive power with respect to 52,639,244 of the shares, with no shared voting or dispositive power. This information is based on a Schedule 13G filed by FMR with the Securities and Exchange Commission (the "Commission") dated February 1, 1999.

(2) KKR Associates, which was organized by Kohlberg Kravis Roberts & Co. ("KKR"), a private investment firm, as the general partner of each of Whitehall Associates, L.P. and KKR Partners II, L.P. (the "Partnerships"), beneficially owned, together with the Partnerships, 38,183,780 shares of Common Stock and rights to purchase 13,000,000 shares of Common Stock (the "Rights") as of December 31, 1998. The total number of shares of Common Stock represented by such Common Stock and Rights is 51,183,780 shares (after giving effect to the exercise of the Rights). KKR Associates is a New York limited partnership, whose General Partner is KKR & Co. LLC, a Delaware limited liability company. The members of KKR & Co. LLC consist of Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Certain past and present employees of KKR, partnerships and trusts for the benefit of the families of the members, employees of KKR and former members of KKR, are limited partners of KKR Associates. KKR, KKR Associates, the Partnerships and Messrs. Kravis, Raether, Tokarz, Golkin, Robbins and Stuart have an address of 9 West 57th Street, New York, New York 10019. Messrs. Roberts, MacDonnell, Michelson, Greene and Gilhuly have an address of 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. KKR Associates has sole voting and investment power for the Partnerships. This information is derived from an amended Schedule 13D filed with the Commission on January 13, 1996, and other information furnished to Fleet. For purposes of calculating the percent of Common Stock beneficially owned, the number of shares of Common Stock deemed to be outstanding includes 13,000,000 shares that may be issued upon exercise of the Rights described above.

                             ELECTION OF DIRECTORS

As of the date of this proxy statement, the Fleet Board consists of 22 persons. The Fleet Board is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. Seven directors are to be elected at the Annual Meeting to serve until the 2002 Annual Meeting and until their successors are elected and have qualified. Such nominees are Paul J. Choquette, Jr., Robert M. Kavner, Thomas D. O'Connor, Michael B. Picotte, Thomas C. Quick, Thomas M. Ryan and Paul R. Tregurtha, and proxies cannot be voted for a greater number of persons than the number of nominees named. Directors generally are elected by the affirmative vote of a majority of Common Stock, present in person or represented by proxy, and entitled to vote at the Annual Meeting when there is a quorum. Raymond C. Kennedy and John R. Riedman will retire at the Annual Meeting and, under Rhode Island law, the Fleet Board may elect successors to fill Messrs. Kennedy and Riedman's unexpired terms.

Each of the nominees for director is presently a director of Fleet. Each has consented to being named a nominee in this proxy statement and has agreed to serve as a director if elected at the Annual Meeting. In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the other persons are designated by the Fleet Board. The Fleet Board has no reason to believe that any of the nominees will be unavailable for election.

              THE FLEET BOARD RECOMMENDS A VOTE "FOR" ALL NOMINEES
                           FOR ELECTION AS DIRECTORS

                               NOMINEES FOR DIRECTOR

    NOMINEE, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP                                                                    OTHER INFORMATION
------------------------
 TERMS EXPIRING IN 2002

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, GILBANE BUILDING COMPANY
          [PHOTO]         Mr. Choquette was elected Chairman and Chief Executive Officer of Gilbane Building
 Paul J. Choquette, Jr.   Company, a building construction company, in 1997, having served as President and Chief
           60             Executive Officer since 1981, and Executive Vice President since 1975. He has been a
  Executive Committee;    director of Gilbane Building Company since 1981, and is Chairman of the Board of
  Vice Chairman, Risk     Directors of Gilbane Properties, Inc., a real estate development and management
  Management Committee    company. Mr. Choquette also is a director of Carlisle Companies Incorporated, the
                          Greater Providence Chamber of Commerce, and the President's Council of Providence
                          College. He is a trustee of Eastern Utilities Associates, a trustee emeritus of Brown
                          University, and President of the Northeast Region of the Boy Scouts of America. A
                          graduate of Brown University and Harvard Law School, Mr. Choquette was elected to the
                          Fleet Board in 1982.

    NOMINEE, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
 TERMS EXPIRING IN 2002

                          GENERAL PARTNER, IDEALAB, INC.
          [PHOTO]         Mr. Kavner has served as General Partner of Idealab, Inc., a technology venture capital
    Robert M. Kavner      firm, since December 1998. He served as President, Chief Executive Officer and a
           55             director of On Command Corp., a provider of in-room video services to the lodging
  Human Resources and     industry, from September 1996 until December 1998. From July 1994 until August 1996,
   Planning Committee     Mr. Kavner provided consulting services to the communications and media industries first as an executive of Creative Artists Agency, Inc. and then as Managing Director of
                          Kavner & Associates. For 10 years prior to that, Mr. Kavner held various positions at
                          American Telephone and Telegraph ("AT&T"), including Senior Vice President and Chief
                          Financial Officer since 1984. He became a member of AT&T's Executive Committee in 1989, and in 1993 was named Chief Executive Officer of the Multimedia Product and Services
                          Group of AT&T. He previously was a partner of Coopers & Lybrand, an international accounting firm, for 10 years. Mr. Kavner is a director of Earthlink Networks, Inc.,
                          Ticketmaster--City Search, Inc., Xing Technologies, Inc., PocketScience, Inc.,
                          GoTo.com, Inc. and Paradim Technologies, Inc. Mr. Kavner was elected to the Fleet Board in 1986.

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MOHAWK PAPER MILLS, INC.
          [PHOTO]         Mr. O'Connor has been Chairman and Chief Executive Officer of Mohawk Paper Mills, Inc.,
   Thomas D. O'Connor     a paper manufacturer, since 1971. He is a director of the Institute of Paper Science
           68             and Technology, and a former board member of St. Gregory's School for Boys and Emma
    Risk Management       Willard School. A Yale University graduate, Mr. O'Connor was elected a director of
       Committee          Norstar Bancorp, Inc. ("Norstar") in 1984, and joined the Fleet Board in 1988.

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER, THE PICOTTE COMPANIES
          [PHOTO]         Mr. Picotte is President and Chief Executive Officer of the real estate ownership and
   Michael B. Picotte     management entities comprising The Picotte Companies, Albany, New York, having worked
           51             for these entities since 1970. He serves on the boards of various educational and
     Chairman, Risk       public service organizations, including Mercycare Corporation and Villanova University.
 Management Committee;    He has served as Chairman of St. Peter's Hospital, as well as a trustee of WMHT-TV
  Executive Committee     (PBS) and the College of St. Rose. He is a graduate of Villanova University and the OPM
                          Program of the Harvard University Graduate School of Business, and was elected to the
                          Board of Directors of Fleet in 1989 and Fleet National Bank in April 1998.

    NOMINEE, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
 TERMS EXPIRING IN 2002

                          PRESIDENT AND CHIEF OPERATING OFFICER, QUICK & REILLY/FLEET SECURITIES, INC.
          [PHOTO]         Mr. Quick is President, Chief Operating Officer and a director of Quick & Reilly/ Fleet
    Thomas C. Quick       Securities, Inc., successor to The Quick & Reilly Group, Inc. ("Quick & Reilly"), a
           44             Fleet subsidiary and holding company for four major financial services businesses. Mr.
                          Quick has held this position since 1996. From 1985 to 1996, he was President of Quick &
                          Reilly, Inc., a Quick & Reilly subsidiary and a national discount brokerage firm. Mr.
                          Quick serves as a trustee for the Securities Industry Foundation for Economic
                          Education. He is also a member of the Board of Directors of Best Buddies and the Board
                          of Trustees, the Investment Advisory Board and the Endowment Committee for the St. Jude
                          Children's Hospital. He is a trustee and treasurer of the National Corporate Theater
                          Fund, the United World Colleges and the Alcoholism Council of New York, and a Trustee
                          of Fairfield University. A graduate of Fairfield University, Mr. Quick joined the Fleet
                          Board in January 1998 in connection with the acquisition of Quick & Reilly.

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER, CVS CORPORATION
          [PHOTO]         Mr. Ryan joined CVS in 1975 and has held a number of managerial and professional
     Thomas M. Ryan       positions in the company. In 1994, he was named President and Chief Executive Officer
           46             of CVS Pharmacy, Inc. In April, 1998, Mr. Ryan was named President and Chief Executive
Employee Development and  Officer of CVS Corporation. Mr. Ryan is a director of Reebok International, Ltd. and
Public Policy Committee;  the National Association of Chain Drug Stores. He serves on the Board of Trustees of
  Executive Committee     The University of Rhode Island, The Rhode Island Public Expenditures Council and
                          Trinity Repertory Company. He also co-chairs, with the Governor, The Rhode Island
                          Economic Policy Council. Mr. Ryan was elected to the Fleet Board in 1997.

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MORMAC MARINE GROUP, INC.; CHAIRMAN, MORAN
          [PHOTO]           TRANSPORTATION COMPANY
   Paul R. Tregurtha      Mr. Tregurtha joined Mormac Marine Group, a marine shipping business, in 1988 and Moran
           63             Transportation, a tug and barge shipping business, in July 1994. Prior to that, he
  Vice Chairman, Human    served as Chairman, President and Chief Executive Officer of Moore McCormack Resources,
 Resources and Planning   Inc. He is a director of Mormac Marine Group, a director and Vice Chairman of Interlake
       Committee          Holding Company and Lakes Shipping Company, Inc., and a director of Brown & Sharpe
                          Manufacturing Company and FPL Group, Inc. Mr. Tregurtha is a trustee of Teachers
                          Insurance and Annuity Association of America and a trustee emeritus of Cornell
                          University. He became a Fleet director in 1995, having served as a director of Shawmut
                          National Corporation ("Shawmut") since 1987. Mr. Tregurtha also served as a director of a Shawmut banking subsidiary from 1979 to 1988.

                         DIRECTORS CONTINUING IN OFFICE

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
 TERMS EXPIRING IN 2000


                          PRESIDENT AND CHIEF EXECUTIVE OFFICER, WILLIAM BARNET & SON, INC.
          [PHOTO]         Mr. Barnet has been President and Chief Executive Officer of William Barnet & Son,
  William Barnet, III     Inc., a synthetic fiber processing company, since 1976. He also serves on the boards of
           56             numerous civic and business entities, including the Palmetto Business Forum and Spartan
  Executive Committee;    Mills, the Spartanburg County Foundation, and the Sirrine Foundation. Additionally, Mr.
    Risk Management       Barnet chairs the Board of Trustees of Converse College and the South Carolina
  Committee; Employee     Education Oversight Committee. A graduate of Dartmouth College and its Amos Tuck School
 Development and Public   of Business Administration, Mr. Barnet became a Fleet director in 1988, having served
         Policy           as a Norstar director since 1984.
       Committee

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, THE COLLINS GROUP, INC.
          [PHOTO]         Mr. Collins is Chairman and Chief Executive Officer of The Collins Group, Inc.
    John T. Collins       Previously, Mr. Collins was President and Chief Executive Officer of Quebecor Printing,
           52             (USA) Corp. Mr. Collins joined Quebecor Printing, (USA) Corp. in 1990. From 1986 to
  Executive Committee;    1990, he served as President and Chief Executive Officer of Quebecor America, Inc. Mr.
  Human Resources and     Collins is an advisory board member of Pell Rudman Venture Partners, a board member of
   Planning Committee     the National Association of Printers and Lithographers and a director of Joan Fabrics,
                          Inc. He is Chairman of the Board of Trustees of Bentley College and a trustee of Beth
                          Israel Deaconess Medical Center. Mr. Collins also is on the advisory council of Junior
                          Achievement of Northern New England. Since 1995, Mr. Collins has been a director of
                          Fleet National Bank and a member of its Risk Management Committee and Executive
                          Committee. Elected to the Fleet Board in 1995, Mr. Collins previously served as a
                          Shawmut director from 1992 until the merger of Shawmut into Fleet ("Shawmut Merger").
                          He also served as a director of two Shawmut banking subsidiaries beginning in 1992 and
                          1987, respectively.

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER, UNITED WAY OF MASSACHUSETTS BAY
          [PHOTO]         Ms. Heard has served as President and Chief Executive Officer of the United Way of
    Marian L. Heard       Massachusetts Bay and as Chief Executive Officer of the United Way of New England since
           58             1992. For 17 years prior to that, she served in various leadership capacities at the
Employee Development and  United Way of Eastern Fairfield County and served the last three as President and Chief
     Public Policy        Executive Officer. Ms. Heard is a director of Blue Cross and Blue Shield of
       Committee          Massachusetts, Inc., Liberty Mutual Insurance Company, and the New England Aquarium.
                          She is also a Council member of the Women's Cancers Program at the Dana-Farber
                          Institute, a member of the Board of Trustees of the Dana-Farber Cancer Institute and
                          the Board of Governors of Dana-Farber, Inc. Ms. Heard is a trustee of Fairfield
                          University, and was the founding President and Chief Executive Officer of the Points of
                          Light Foundation. In June 1995, she was elected Chairman of the Board of Directors of the Points of Light Foundation and served until completion of her second term in 1997.
                          A director of Fleet National Bank since 1992, Ms. Heard was elected to the Fleet Board in February 1998.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
 TERMS EXPIRING IN 2000

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF TREEFORT FELLOWS AND LADDINS ROCK CORPORATION
          [PHOTO]           AND PRINCIPAL OF ROBERT J. MATURA ASSOCIATES
    Robert J. Matura      Mr. Matura has held his present position with Treefort Fellows and Robert J. Matura
           65             Associates since June 1992. Mr. Matura has held his position with Laddins Rock
     Vice Chairman,       Corporation since April 1998. From July 1988 to May 1992, he served as Chairman,
    Audit Committee       President and Chief Executive Officer of The William Carter Company, a manufacturer of infants' and childrens' apparel. From July 1986 through June 1988, he served, pro bono, as Chief Executive Officer and Chancellor of Sacred Heart University. From March 1976
                          to June 1986, Mr. Matura was Chief Executive Officer and Chairman of the Board of
                          Warnaco, Inc., an international diversified apparel company. He is a director of EMI and Ed Mitchell's, Inc., a clothing retailer. Mr. Matura is Chairman of the executive committee of the Board of Trustees and a trustee of Sacred Heart University. Mr. Matura served as a director of Shawmut from 1992 until the Shawmut Merger, and on the boards of two Shawmut banking subsidiaries from 1989 until 1995. Prior to Shawmut's merger with Hartford National Corporation ("Hartford National"), Mr. Matura served as a
                          Hartford National director from 1984 until 1989. He was elected to the Fleet Board in
                          1995.

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, FLEET FINANCIAL GROUP, INC.
          [PHOTO]         Mr. Murray joined Fleet in 1962, became President in 1978, and was named Chairman,
    Terrence Murray       President and Chief Executive Officer in 1982. He continued to serve in that capacity,
           59             except in 1988 following the Norstar acquisition, when he served as President and Chief
     Vice Chairman        Operating Officer, and following the Shawmut Merger until December 1996, when he served
  Executive Committee     as President and Chief Executive Officer. Mr. Murray became Chairman and Chief
                          Executive Officer in 1997. Mr. Murray is a director of A.T. Cross Company, Allmerica
                          Financial Corporation and CVS Corporation and a member of the Business Roundtable. He also serves as a trustee emeritus of Brown University and as an honorary trustee of the
                          Rhode Island School of Design. Mr. Murray is a past director of the International
                          Monetary Conference and a member of the Board of Overseers of the Museum of Fine Arts
                          Boston. A graduate of Harvard University, Mr. Murray has served on the Fleet Board since 1976.

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER, PARTNERS HEALTH CARE SYSTEM, INC.; PROFESSOR OF
          [PHOTO]           MEDICINE, HARVARD MEDICAL SCHOOL
    Samuel O. Thier       Dr. Thier has been President and Chief Executive Officer of Partners Healthcare System,
           61             Inc. since 1997, after having served as President from 1994 to 1996, and CEO from 1996
    Risk Management       to 1997. From 1994 to 1997, he also served as President of Massachusetts General
       Committee          Hospital Corporation. Prior to that, he served as President of Brandeis University from
                          1991 to 1994. From 1985 to 1991, Dr. Thier was President of the Institute of Medicine,
                          National Academy of Sciences. He is a director of Merck & Company, WGBH-TV (Boston) and the Commonwealth Fund, and a trustee of Brandeis University, Cornell University and the
                          Boston Museum of Science. Elected a Shawmut director in 1994, Dr. Thier joined the
                          Fleet Board in 1995 in connection with the Shawmut Merger.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
 TERMS EXPIRING IN 2001


                          PRESIDENT AND MANAGING PARTNER, SHAWMUT CAPITAL PARTNERS, INC.
          [PHOTO]         Mr. Alvord has been President and Managing Partner of Shawmut Capital Partners, Inc., a
     Joel B. Alvord       venture capital firm, since 1997. Previously, he held a number of executive positions
           60             in predecessor banks of Fleet. He was elected President of Hartford National in 1978.
  Chairman, Executive     In 1988, he was elected Chief Executive Officer of Shawmut and with the Shawmut Merger,
Committee; Co-Chairman,   became the Chairman of Fleet. Currently, he is a director of HSB Group, Inc., Cuno
  Employee Development    Incorporated and American Skiing Company. He also serves as a director of The Wang
   and Public Policy      Center for the Performing Arts, and the American Repertory Theater. He is a member of
       Committee          the Board of Overseers of the Museum of Fine Arts Boston and the Boston Symphony
                          Orchestra. Mr. Alvord graduated from Dartmouth College and received an MBA from the
                          Amos Tuck School of Business Administration. He has served as a Fleet director since
                          1995.

                          CHAIRMAN, A.T. CROSS COMPANY
          [PHOTO]         Mr. Boss joined A.T. Cross Company, a manufacturer of writing instruments, in 1958,
    Bradford R. Boss      became President in 1971, was elected Chairman and Chief Executive Officer in 1979, and
           65             became Chairman in April 1993. He has served as President and Chairman of the Writing
  Human Resources and     Instrument Manufacturers Association and is a former member of the Board of Governors
   Planning Committee     of the American Stock Exchange. Mr. Boss is a graduate of the University of Rhode
                          Island, and was elected to the Fleet Board in 1976.

                          PRESIDENT, HARCOTT CORPORATION
          [PHOTO]         President of Harcott Corporation since 1987, Mr. Brown previously was Executive Vice
   Stillman B. Brown      President, Chief Financial Officer and a director of United Technologies Corporation,
           65             where he served in a variety of executive positions from 1978 to 1986. He is a director
    Audit Committee       of The Stanley Works, a director of the University of California--Berkeley Foundation
                          and past Chairman of the Board of Regents of the University of Hartford. Mr. Brown
                          became a director of Fleet in 1995, having served as a Shawmut director since 1987. Mr.
                          Brown also served as a Shawmut banking subsidiary director from 1979 to 1988.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
 TERMS EXPIRING IN 2001

                          DEAN OF THE FACULTY, HARVARD BUSINESS SCHOOL
          [PHOTO]         Mr. Clark, the Harry E. Figgie, Jr. Professor of Business Administration, is Dean of
      Kim B. Clark        the Faculty at Harvard Business School. A member of the Harvard faculty since 1978,
           49             Dean Clark's research has focused on the areas of modularity in design, technology,
    Audit Committee       productivity, product development and operations strategy in a variety of industries, including automobiles, steel, semiconductors, computers and advanced ceramics. Dean
                          Clark was elected to the Fleet Board in February 1998.

                          RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, TEXTRON INC.
          [PHOTO]         Mr. Hardymon served as Chairman of Textron, Inc., a diversified manufacturing company
   James F. Hardymon      ("Textron"), until his retirement in January 1999. He joined Textron in December 1989
           64             as President and Chief Operating Officer, at which time he was named to the Textron
    Chairman, Human       Board of Directors. In 1992, he was elected Chief Executive Officer and served as such
 Resources and Planning   until 1998. He was elected Chairman in 1993. He is a trustee of the University of
  Committee; Executive    Kentucky and a director of Air Product & Chemicals, Inc., Circuit City, Inc.,
       Committee          Championship Auto Racing Teams, Inc., Lexmark International and Groupe Schneider. Mr.
                          Hardymon received his Bachelor and Master's degrees in civil engineering from the
                          University of Kentucky, and has served on the Fleet Board since 1991.

                          PRIVATE INVESTOR
          [PHOTO]         Mr. Milot was President of Brewster Lumber Company, a supplier of building materials,
    Arthur C. Milot       from 1969 to 1986. He is a director of Benodet Insurance Co., Ltd. and Philan Insurance
           66             Co., Ltd., and served as a director of various Fleet banking subsidiaries from 1969 to
    Audit Committee       1995. A Harvard University graduate, Mr. Milot has been a Fleet director since 1976.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
 TERMS EXPIRING IN 2001

                          GUEST SCHOLAR, THE BROOKINGS INSTITUTION
          [PHOTO]         Mrs. Rice joined The Brookings Institution's Program in Economic Studies in 1991. From
      Lois D. Rice        1981 to 1991, she was a director and Senior Vice President of Government Affairs at
           66             Control Data Corporation. Mrs. Rice is a director of International Multifoods, McGraw
 Co-Chairman, Employee    Hill Companies, HSB Group, Inc. and Unum Corp. She also serves on the boards of the
 Development and Public   Center for Naval Analysis, the Public Agenda Foundation and The Harry Frank Guggenheim
   Policy Committee;      Foundation. She is a lifetime trustee of The Urban Institute, and a member of the
  Executive Committee     President's Foreign Intelligence Advisory Board. Elected a director of Shawmut in 1992,
                          Mrs. Rice joined the Fleet Board in 1995 in connection with the Shawmut Merger.

              CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

During 1998, the Fleet Board met nine times and committees of the Fleet Board met as follows: the Executive Committee did not meet in 1998, the Audit Committee met five times, the Human Resources and Planning Committee and the Risk Management Committee each met four times and the Employee Development and Public Policy Committee met three times. In 1998, all Fleet Board members (with the exception of Mr. Kennedy (who retires from the Fleet Board this year), who attended 71% of the aggregate of the meetings of the Fleet Board and its committees on which he served) attended more than 75% of the aggregate of the meetings of the Fleet Board and its committees on which they served.

The Executive Committee generally has the power to exercise the power of the full Fleet Board during intervals between meetings of the Fleet Board. The Audit Committee oversees the scope of Fleet's internal auditing, the independence of the outside auditors, the adequacy of Fleet's system of internal accounting controls and procedures, and the adequacy of management's action with respect to recommendations made by Fleet's auditors. The Audit Committee is also responsible for oversight of Fleet's regulatory compliance. The Human Resources and Planning Committee is responsible for human resources policies and systems, compensation and benefit plans (including management bonuses and equity-based awards), senior officer appointments, succession planning and other matters. The Human Resources and Planning Committee also periodically reviews management's plans for integrating acquired entities and monitors implementation, and reviews significant organizational changes and restructurings. The Risk Management Committee is responsible for certain corporate risk areas, including loan review, credit administration and asset and liability management. The Employee Development and Public Policy Committee, with representation from the Fleet Board and certain bank subsidiary boards, is responsible for reviewing management's policies, practices and performance related to work force diversity, community affairs activities, charitable contributions, compliance with the Community Reinvestment Act and certain other related consumer laws and regulations, the Corporation's Code of Ethics, and current and emerging public policy issues.

The Fleet Board has no nominating committee as the Fleet Board as a whole studies the qualifications and recommends to the stockholders the election of Fleet directors. A stockholder may nominate a person for election as a director by complying with Section 3.15 of the Fleet By-laws, which provides that advance notice of a nomination must be delivered to Fleet and must contain the name and certain information concerning the nominee and the stockholders who support the nominee's election. A copy of this By-law provision may be obtained by writing to William C. Mutterperl, Secretary of Fleet, One Federal Street, Boston, Massachusetts 02110. In accordance with the terms of Joel Alvord's 1995 employment agreement, Fleet will sponsor Mr. Alvord's election and re-election to the Fleet Board until Mr. Alvord reaches age 65, and, until his 65th birthday, Mr. Alvord will serve as Chairman of the Executive Committee of the Fleet Board or in such other capacity as Fleet and Mr. Alvord shall agree.

COMPENSATION OF DIRECTORS

ANNUAL RETAINER AND MEETING FEES. For their service on the Fleet Board, directors (other than Messrs. Murray and Quick) receive an annual retainer of $40,000, plus $1,500 for each Board meeting attended and $1,000 for each telephonic meeting attended. Committee members receive $1,000 per committee meeting attended and $750 for each telephonic meeting attended, and each committee chairman is paid an additional $5,000 per year. Fees are not paid to directors employed by Fleet.

DIRECTOR DEFERRED COMPENSATION AND STOCK UNIT PLAN (the "DIRECTORS' PLAN"). Effective April 15, 1998, the Fleet Board adopted a new director compensation program that links directors' pay more closely with the interests of shareholders. Pursuant to the Directors' Plan, each nonemployee director receives an annual award of stock units equal to 50% of the annual retainer (currently $20,000). The stock units are payable in shares of Common Stock following termination of service as a director, and replace any additional benefit accruals under the retirement plans previously maintained. All directors, except Messrs. Matura and Kennedy (who retires from the Board this year), chose to convert the present value of their accrued retirement plan benefits into stock units based on the fair market value of Common Stock on April 15, 1998. In addition, the Directors' Plan requires the mandatory deferral of 25% of each director's annual retainer into stock units. Directors also may elect to defer all or a portion of their remaining annual retainer and meeting fees into stock units or a fixed rate account, or a combination of the two. For 1998, the rate of return on amounts deferred into the fixed rate account was 12%.

Fleet previously maintained a retirement plan for its nonemployee directors who were not former Norstar directors. Under this plan, a director became eligible for benefits after he or she served on the Fleet Board for at least five years. The plan provided the participant a maximum retirement benefit of $200,000. All directors participating in this plan, except Mr. Matura, converted their accumulated balances into stock units under the Directors' Plan described above, based on the fair market value of the Common Stock on April 15, 1998. Fleet also maintained the Supplemental Compensation Plan for former Norstar directors, which was assumed in connection with the Norstar Merger. The plan generally provided each eligible Fleet director who was previously a Norstar director with a maximum retirement benefit of $200,000. All former Norstar directors, with the exception of Mr. Kennedy (who retires from the Board this year), converted the present value of their accrued retirement benefit into stock units under the Directors' Plan described above, based on the fair market value of the Common Stock on April 15, 1998.

SHAWMUT PROGRAMS. In connection with the Shawmut Merger, Fleet assumed the Shawmut 1989 Nonemployee Directors' Restricted Stock Plan (the "Directors' Stock Plan") for nonemployee members of the Shawmut Board, which was previously approved by the Shawmut stockholders. In assuming the Directors' Stock Plan, the Fleet Board has prohibited any future awards under the plan. The terms of the Directors' Stock Plan will continue to apply to any outstanding shares of Fleet restricted stock held by former Shawmut directors continuing on the Fleet Board. Also in connection with the Shawmut Merger, Fleet succeeded to Shawmut's obligations under an irrevocable trust agreement which holds life insurance policies on the lives of the members of the former Shawmut Board, including the former Shawmut directors continuing on the Fleet Board, and cash sufficient to cover future premium costs. The policies fund the Shawmut Charitable Giving Program that was established in 1995 to provide support to charitable institutions and to attract and retain qualified directors. Each director is permitted to recommend up to four tax-exempt charities to receive contributions. Upon a director's death, annual contributions will be made for a period of ten years to the tax-exempt charity or charities recommended by such director; the amount of such annual contribution, in the aggregate, will be $100,000 ($1 million over ten years). Directors derive no financial benefit from the program. The current Fleet directors participating in the program are Joel B. Alvord, Stillman B. Brown, John T. Collins, Robert J. Matura, Lois D. Rice, Samuel O. Thier and Paul R. Tregurtha.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of shares of Common Stock and the percent of outstanding Common Stock beneficially owned as of December 31, 1998 by (i) each of the current directors, (ii) each of the executive officers named in the Summary Compensation Table, and (iii) all directors and executive officers as a group.

No director or executive officer of the Corporation beneficially owns any equity security of Fleet other than Common Stock. Since April 15, 1998, when the new Directors' Plan became effective, all nonemployee directors receive stock units as part of their total compensation for service on the Fleet Board. See "Certain Information Regarding the Board of Directors--Compensation of Directors." Stock units are payable in shares of Common Stock on a one-for-one basis following a director's cessation of service on the Fleet Board. As of December 31, 1998, the aggregate stock unit account balance for all nonemployee directors as a group was 131,416 Common Stock shares.

                                                            AMOUNT AND
                   NAME OF INDIVIDUAL                         NATURE                      TOTAL COMMON
                     OR IDENTITY OF                       OF BENEFICIAL         STOCK        EQUITY      PERCENT OF
                         GROUP                            OWNERSHIP(1)(2)     UNITS(9)      OWNERSHIP    CLASS(10)
               --------------------------                 --------------     -----------  -------------  ----------
Joel B. Alvord..........................................         157,137           4,906     162,043         .03%
William Barnet, III.....................................          22,024          24,869      46,893        *
Bradford R. Boss........................................          63,952(3)        5,181      69,133        *
Stillman B. Brown.......................................          40,022           7,821      47,843        *
Paul J. Choquette, Jr...................................          20,289(4)        4,720      25,009        *
Kim B. Clark............................................               0           1,849       1,849        *
John T. Collins.........................................          90,124           2,666      92,790         .02%
James F. Hardymon.......................................           7,503           3,658      11,161        *
Marian L. Heard.........................................             192           2,270       2,462        *
Robert M. Kavner........................................           6,480           6,029      12,509        *
Raymond C. Kennedy......................................          41,128           1,480      42,608        *
Robert J. Matura........................................          18,230(5)        4,558      22,788        *
Arthur C. Milot.........................................         487,280          19,067     506,347         .09%
Terrence Murray.........................................       1,450,533               0   1,450,533         .25%
Thomas D. O'Connor......................................          47,916           8,505      56,421        *
Michael B. Picotte......................................          60,486          12,418      72,904         .01%
Thomas C. Quick.........................................       7,838,040(6)            0   7,838,040        1.37%
Lois D. Rice............................................           7,482           5,587      13,069        *
John R. Riedman.........................................         728,219           4,744     732,963         .13%
Thomas M. Ryan..........................................           1,500(7)        2,392       3,892        *
Samuel O. Thier.........................................             504           2,778       3,282        *
Paul R. Tregurtha.......................................          25,782           5,918      31,700        *
Robert J. Higgins.......................................         658,748               0     658,748         .11%
H. Jay Sarles...........................................         719,181               0     719,181         .13%
Gunnar S. Overstrom, Jr.................................         635,639(8)            0     635,639         .11%
Michael R. Zucchini.....................................         362,394               0     362,394         .06%
All directors and executive officers as a group (35
  persons)..............................................      13,490,785         131,416  13,622,201        2.38%

------------------------

(1) Amounts shown include 54,000, 836,667, 173,400, 370,334, 354,000, 171,334,
    165,334 and 1,194,885 shares, respectively, that may be acquired by Messrs. Alvord, Murray, Quick, Higgins, Sarles,

    Overstrom and Zucchini, and all other directors and executive officers as a group, pursuant to employee stock options on or prior to March 1, 1999.

(2) Amounts shown include 36,622, 21,231, 57,455, 7,531, and 21,726 shares, respectively, allocated to the accounts of Messrs. Higgins, Sarles, Overstrom and Zucchini, and all other executive officers as a group, in the Common Stock fund held in trust under the Fleet Savings Plan.

(3) Amount shown for Mr. Boss includes 1,000 shares held in his wife's name.

(4) Amount shown for Mr. Choquette includes 3,100 shares held in his wife's name.

(5) Amount shown for Mr. Matura includes 10,341 shares held in his wife's name.

(6) Amount shown includes 7,299,420 shares with respect to which Mr. Quick holds sole or shared voting and investment power in his capacity as trustee or general partner of certain trusts and a general partnership.

(7) Amount shown for Mr. Ryan includes 500 shares held in his wife's name.

(8) Amount shown for Mr. Overstrom includes 5,524 shares held in the names of his wife and children.

(9) Amounts shown for nonemployee director's stock unit account balances have been rounded to the nearest whole share.

(10) For purposes of this calculation, the number of shares of Common Stock deemed to be outstanding includes shares that are issuable to Fleet's executive officers upon conversion of stock options on March 1, 1999 and includes the number of stock units attributable to directors.

*   Less than .01%

                     HUMAN RESOURCES AND PLANNING COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW. The Human Resources and Planning Committee (the "Committee") is composed entirely of five independent nonemployee members of the Fleet Board who initiate all compensation actions for the Chief Executive Officer ("CEO") and review and approve the compensation for all executive officers.

Fleet's executive compensation programs are designed to be market competitive in order to attract and retain high quality and experienced executives who are motivated to enhance shareholder value. In 1998, as in past years, the Committee's compensation decisions with respect to the CEO and the four other most highly compensated executive officers identified in the Summary Compensation Table (the "Named Executive Officers") were driven by Fleet's strategy to place considerable emphasis on variable compensation in the form of performance-based bonuses and equity awards that link the Named Executive Officers' pay closely with the interests of Fleet's shareholders. Eighty-five to ninety percent (85%-90%) of the total compensation opportunity for the Named Executive Officers (and a significant portion for other senior executive officers) is in at-risk annual bonus and equity-based components. Fleet's goal is to ensure a pay-for-performance linkage and to produce total pay for the Named Executive Officers at the median of compensation paid to the executives in comparable positions for comparable performance at the 14 largest (as determined by asset size) domestic banks, excluding Fleet (the "Peer Group"). This is the group used for the Stock Performance Graph. In addition, Fleet reviews a variety of survey sources reflecting current pay practices at large financial institutions with respect to all executive officers.

The exact amounts paid to each of the executive officers in the form of base salary, and short- and long-term incentive awards, are discretionary (subject to the terms of the applicable plans) based on the Committee's assessment of certain quantitative and qualitative factors discussed later in this report under the heading CEO Compensation. In 1998, no relative weights were assigned to these factors. The CEO makes recommendations to the Committee for the Named Executive Officers, other than the CEO, as well as certain other executives, all of which were approved by the Committee for 1998.

It is Fleet's policy to seek deductibility of compensation costs related to its Named Executive Officers to the extent permitted under Section 162(m) of the Internal Revenue Code and consistent with the achievement of the above stated objectives.

EXECUTIVE COMPENSATION PROGRAM. Fleet's executive compensation program consists of three primary components:

BASE SALARY. The base salary of each executive officer (including the CEO) is compared to the median of base salaries paid to executives who hold substantially similar positions within the Peer Group and set at an amount that reflects the executive's position, duties and level of responsibility. Consistent with Fleet's strategy to continue to place considerable emphasis on variable compensation in the form of performance-based bonuses and equity awards, certain executives, including the Named Executive Officers, were ineligible for scheduled base salary increases in 1998. Any salary increases in 1998 were due to competitive market conditions.

ANNUAL INCENTIVE. Fleet's executive bonus plans support the objective of paying for performance that increases shareholder value by providing for bonuses under the plans only if Fleet achieves specified targets of ROE and Net Income.

    (1) NEO BONUS PLAN. The Named Executive Officer Bonus Plan permits the Committee to award bonuses to the Named Executive Officers only if certain performance goals related to Net Income and ROE are achieved for a particular year. On the basis of Fleet's performance in 1998, the maximum bonus awards allowed under the plan to the CEO and to each of the other Named Executive Officers were $4,334,000 and $2,167,000, respectively. The Committee retains the discretion to decrease (but not to increase) these bonus amounts.

    (2) MANAGEMENT BONUS PLAN. Fleet's executive officers (except for the Named Executive Officers) and certain other employees are eligible to participate in the Management Bonus Plan, which provides for a bonus pool that is based on Fleet's performance in achieving pre-established target levels of ROE (50% of the bonus pool) and Net Income (20% of the bonus pool). The remaining 30% of the bonus pool is discretionary. The bonus award ranges are intended to result in actual bonus payments that are at the median of bonuses paid to executives in comparable positions for comparable performance within the Peer Group.

LONG-TERM INCENTIVE. Long-term incentive awards, which include qualified and non-qualified stock options, stock appreciation rights and restricted stock awards, act as a retention tool and link the executive officers' opportunity for financial reward with that of the shareholders, and ensure that short-term performance is adequately balanced with the achievement of longer-range objectives that are in the best interests of the shareholders. The Committee's decisions are made without regard to the amount or terms of the options and restricted stock already held by executive officers, either individually or as a group.

Stock options are awarded at the fair market value on the date of the grant, so that the gains for the executive officers are comparable to those of a shareholder purchasing a share of Common Stock on the same date. Beginning with the 1996 award, generally, options vest in 33% increments, beginning on the first anniversary of the date of the grant, and expire in not more than 10 years. Option award values are intended to be at the median of the value of option awards granted to executives in comparable positions within the Peer Group. In 1998, stock option award levels were increased to complement Fleet's strategy of emphasizing variable pay and to ensure the on-going competitiveness of the stock option plan.

In October 1998, the Committee awarded performance-based restricted stock under the 1992 Plan to seven executive officers, including the CEO and the other Named Executive Officers. The awards provide that if earnings per share growth or average ROE, measured over a three-year period, exceeds a threshold that is related to the performance of our Peer Group, or if Fleet's stock price appreciation reaches specified levels, the executive officers will vest in a percentage of the shares awarded, ranging from 50% to 100%. These awards are designed to provide the executive officers with an incentive opportunity linked both to corporate financial performance and shareholder value (see footnote 3, Summary Compensation Table).

CEO COMPENSATION

In 1998, Fleet's most highly compensated Named Executive Officer was Terrence Murray, Chairman and Chief Executive Officer. The Committee acknowledged and approved Mr. Murray's performance and determined that he met or exceeded all critical objectives in 1998. The Committee also discussed 1999 business objectives for Mr. Murray.

Mr. Murray's compensation for 1998 included a base salary at the same level as in effect since 1994 and a bonus in the amount of $3,400,000. The Committee exercised its judgment in determining the amount of Mr. Murray's award and considered primarily: the successful integration of three major acquisitions, Quick & Reilly, Advanta's credit card business and Columbia Management Company, each of which diversified Fleet's growth capabilities and revenue streams; the announced acquisitions of Sanwa Business Credit, and the Merrill Lynch Specialist business, as well as Household Finance's credit card portfolio, further diversifying Fleet's business portfolio; the execution of Fleet's business strategies as they relate to overall management, products and systems; Fleet's performance in 1998, as measured by return on equity ("ROE"), net income and return on assets ("ROA"), each of which reflected strong performance; continued progress toward Fleets's diversity goals; Fleet's overall performance as it relates to financial goals, including growth in fee income, which improved revenue mix, continued shrinkage of nonperforming assets and the achievement of strategic objectives; and the level of compensation being paid to executive officers, including the CEOs, with comparable responsibilities within the Peer Group. Mr. Murray was not present during Committee or Board discussions concerning his compensation. The Committee's decision was unanimously endorsed by the Fleet Board.

Mr. Murray was awarded 125,000 shares of performance-based restricted stock under the 1992 Plan (see discussion above). The Committee's decisions with respect to this award followed the same principles as those described for the Named Executive Officers generally.

The Committee believes that Mr. Murray's total compensation package for 1998, including his base salary and annual and long-term incentive awards, will be at or near the median of the total compensation trends in the Peer Group, which have been obtained via surveys, outside consultants and historical data.

SUBMITTED BY THE MEMBERS OF THE HUMAN RESOURCES AND PLANNING COMMITTEE.

James F. Hardymon (Chairman)                   John T. Collins
Paul R. Tregurtha (Vice Chairman)              Robert M. Kavner
Bradford R. Boss

                            STOCK PERFORMANCE GRAPH

The Stock Performance Graph compares the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S&P 500 Stock Index, the Keefe, Bruyette & Woods ("KBW") East Regional Bank Index, and the Peer Group, for the five-year period from December 31, 1993 through December 31, 1998. The graph assumes that $100 was invested in the Common Stock and the indices on December 31, 1993, and that all dividends were reinvested. The financial institutions which comprise the Peer Group are Citigroup Inc., BankAmerica Corporation, The Chase Manhattan Corporation, Bank One Corporation, J.P. Morgan & Co. Incorporated, First Union Corporation, Wells Fargo Company, Bankers Trust Corporation, SunTrust Banks, Inc., National City Corporation, KeyCorp, PNC Bank Corporation, U.S. Bancorp, and BankBoston Corporation. The returns of each of these corporations have been weighted according to their market capitalization at the beginning of each year presented. Additions to the Peer Group include BankBoston Corporation, National City Corporation and SunTrust Banks, Inc., while First Chicago NBD Corporation, NationsBank Corporation and Norwest Corporation are no longer among the Peer Group due to mergers and acquisitions.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL RETURN PERFORMANCE

                             Fleet Financial Group,
                                               Inc.    S&P 500   Top 14 Banks Peer Group    KBW East Regional Index
12/31/1993                                   100.00     100.00                    100.00                     100.00
12/31/1994                                   100.96     101.32                     91.38                      88.77
12/31/1995                                   133.03     139.39                    140.39                     150.69
12/31/1996                                   169.16     171.26                    196.00                     206.69
12/31/1997                                   262.30     228.42                    286.03                     330.74
12/31/1998                                   320.13     293.69                    293.62                     344.57

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ended December 31, 1998, 1997 and 1996, the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Fleet during 1998 who were serving as executive officers at year-end 1998. The persons named in the table are referred to in this proxy statement as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                     --------------------                 ---------------------------
                                                                                    AWARDS
                                                                          ---------------------------
                                                              OTHER        RESTRICTED     SECURITIES
                                                              ANNUAL         STOCK        UNDERLYING     ALL OTHER
                                      SALARY     BONUS     COMPENSATION     AWARD(S)     OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    ($)        ($)         ($)(1)       ($)(2)(3)        (#)(4)         ($)(6)
--------------------------------------------------------------------------------------------------------------------

Terrence Murray............... 1998  $992,200  $3,400,000   $   87,161     $4,898,438       --            $292,958
  Chairman and Chief Executive 1997   992,200   2,800,000       29,484      1,980,000    2,000,000(5)      242,615
  Officer                      1996   992,200   2,100,000      137,033      1,196,250      300,000         197,110
Robert J. Higgins............. 1998   653,800   1,500,000        6,546      2,743,125      180,000         227,238
President and Chief Operating  1997   600,000   1,250,000       33,251        990,000      160,000         151,281
  Officer                      1996   525,000     800,000       12,812        --           120,000          98,088
H. Jay Sarles................. 1998   525,000   1,300,000        8,481      2,351,250      160,000         251,211
Vice Chairman and Chief        1997   525,000   1,100,000       11,156        990,000      150,000         166,684
  Administrative Officer       1996   525,000     725,000        6,649        598,125      120,000         114,974
Gunnar S. Overstrom, Jr....... 1998   525,000   1,100,000        2,673      1,959,375      135,000         381,124
Vice Chairman                  1997   525,000     950,000       81,986        792,000      130,000         199,343
                               1996   525,000     800,000        2,531        --           120,000          57,483
Michael R. Zucchini........... 1998   525,000   1,000,000        7,255      1,959,375      135,000         232,526
Vice Chairman and Chief        1997   525,000     850,000       10,370        792,000      130,000         126,824
  Technology Officer           1996   525,000     400,000        9,960        --           120,000          89,193

------------------------

(1) Perquisites and other personal benefits paid to each of the Named Executive Officers in each instance aggregated less than $50,000, except the amount reported for Mr. Murray for 1996 includes a relocation expense and moving allowance aggregating $57,000, and a tax preparation and financial planning expense of $24,000.

(2) The values shown in the table are based on the closing price of Common Stock on the date of each grant, rather than the December 31, 1998 closing price. With respect to each of the restricted stock awards described in footnote
    (3): (a) the 1998 year-end value for each award is based on the December 31, 1998 closing price of Common Stock ($44.6875); (b) dividends will be paid on the awards if, and to the extent, dividends are paid on Common Stock generally; and (c) if a change of control of Fleet were to occur, the restricted stock awards would immediately vest in full.

(3) In October 1998, Fleet awarded performance-based restricted stock to Messrs. Murray, Higgins, Sarles, Overstrom and Zucchini under the 1992 Plan. The awards provide that the restrictions will lapse if either earnings per share growth or average ROE, measured over a three-year period, exceeds certain thresholds that are related to the performance of Fleet's Peer Group. To the extent any one of the targets is met or exceeded, the executive officers will vest in a percentage of the shares awarded, ranging from 50% to 100%. In addition, 50% or 80% of the restrictions will lapse sooner if, during the performance period, the closing price of the Common Stock reaches a target price of $51.84 or $58.07 per share, respectively, and averages at that level or higher for a consecutive 90-day period that begins on or begins anytime after the day the closing price equaled $51.84 or $58.07 per share, respectively. All restrictions will lapse sooner if, during the performance period, the closing price of the Common Stock reaches a target price of $62.21 per share and averages at that level or higher for a consecutive

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    90-day period that begins on or begins any time after the day that the closing price equaled $62.21 per share. Also, a prorata portion of the restrictions will lapse if, during the last calendar quarter of the performance period, the closing price of the Common Stock reaches a new price target for the first time and averages at that level or higher for the remaining trading days in the performance period or, in certain circumstances, at least ten days through January 9, 2002. The amount and 1998 year-end value of the performance-based restricted stock awarded in 1998 under the 1992 Plan are: Mr. Murray, 125,000 and $5,585,938; Mr.
    Higgins, 70,000 and $3,128,125; Mr. Sarles, 60,000 and $2,681,250; and each of Messrs. Overstrom and Zucchini, 50,000 and $2,234,375.

(4) The stock options granted to the Named Executive Officers under the 1992 Plan do not include awards of tandem SARs.

(5) In December 1997, Fleet awarded 1,650,000 stock units to Mr. Murray. The units were granted at the fair market value of the Common Stock on the award date and will vest if Mr. Murray remains a Fleet employee on August 1, 2001, and earlier under certain circumstances (including, without limitation, upon a change of control of Fleet). The units represent the right to receive a cash payment upon exercise in an amount per unit equal to any appreciation in the value of the Common Stock between the grant date and the exercise date. The stock units were in addition to 350,000 stock options awarded to Mr. Murray in October 1997.

(6) 1998 amounts for the Named Executive Officers include: (a) contributions by Fleet under Fleet's Savings Plan, and any amounts accrued under Fleet's Executive Supplemental Plan: Mr. Murray, $59,540; Mr. Higgins, $39,230; Mr. Sarles, $31,512; Mr. Overstrom, $31,512; and Mr. Zucchini, $31,512; (b) executive group term life insurance premiums paid by Fleet on behalf of the following executive officers: Mr. Murray, $33,147; Mr. Higgins, $13,910; Mr. Sarles, $10,433; Mr. Overstrom, $8,999 and Mr. Zucchini, $9,526; and (c) preferential earnings on deferred compensation: Mr. Murray, $200,271; Mr. Higgins, $174,098; Mr. Sarles, $209,267; Mr. Overstrom, $340,613; and Mr.
    Zucchini, $191,489 (Mr. Overstrom's amount includes preferential earnings on amounts deferred pursuant to his employment agreement, as amended; see "Severance Agreements and Employment Contracts").

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of stock options made during the fiscal year ended December 31, 1998 to the Named Executive Officers.

                                                                INDIVIDUAL GRANTS
                                            ---------------------------------------------------------
                                                               PERCENT
                                              NUMBER OF       OF TOTAL
                                             SECURITIES     OPTIONS/SARS
                                             UNDERLYING      GRANTED TO
                                            OPTIONS/SARS      EMPLOYEES     EXERCISE OR                 GRANT DATE
                                               GRANTED        IN FISCAL     BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                                           (#)(1)          YEAR(2)        ($/SH)         DATE         ($)(3)
--------------------------------------------------------------------------------------------------------------------
Terrence Murray...........................            0               0%        --            --            --
Robert J. Higgins.........................      180,000            1.74%     $   39.06     10/20/2008   $ 1,848,600
H. Jay Sarles.............................      160,000            1.55%         39.06     10/20/2008     1,643,200
Gunnar S. Overstrom, Jr...................      135,000            1.31%         39.06     10/20/2008     1,386,450
Michael R. Zucchini.......................      135,000            1.31%         39.06     10/20/2008     1,386,450

------------------------

(1) Stock options granted on October 21, 1998 under the 1992 Plan. No SARs were awarded with these grants. The options first become exercisable in annual one-third installments, beginning one year from the grant date, and have a ten-year term. If a change of control of Fleet were to occur, the options would become immediately exercisable in full. These options are transferable to immediate family members and to trusts, partnerships, limited liability companies and other entities for the benefit of immediate family members ("Permitted Transferees").

(2) The percentages in the table for the stock options granted in 1998 are based on a total of 10,330,142 stock options granted in 1998 to Fleet employees, all of which were granted on the same material terms described in footnote
    (1), except that options granted to executive officers only are transferable.

(3) The grant date present values shown in the table for the stock options are determined using the Black-Scholes option pricing model. The assumptions used in calculating the Black-Scholes present value of approximately $10.27 per option for new option grants were as follows: (a) a risk-free interest rate of 4.18% (based on the yield on a U.S. Treasury security with a maturity approximating the expected life of the options); (b) a dividend yield of 2.5% (approximates the current yield on the Common Stock); (c) volatility of the Common Stock of 26% (based on the daily Common Stock price for the seven years prior to the option grant); and (d) an average option term of seven years (representing the average historical period of time from grant date to exercise).

    The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because Fleet's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of Fleet's employee stock options. The amount realized from an employee stock option ultimately depends on the market value of the Common Stock on the date of exercise.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

The following table contains information for the Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1998 and unexercised options held as of the end of the 1998 fiscal year.

                                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/SARS AT
                                                                       OPTIONS/SARS AT
                                                       VALUE        FISCAL YEAR-END (#)(1)     FISCAL YEAR-END ($)(2)(3)
                                   SHARES ACQUIRED    REALIZED    --------------------------  ----------------------------
NAME                               ON EXERCISE (#)      ($)       EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------
Terrence Murray..................       150,000     $  3,220,500     836,667        493,333   $  19,379,683   $ 8,881,479
Robert J. Higgins................        --              --          370,334        392,666       8,666,018     4,793,316
H. Jay Sarles....................        65,000        1,925,950     354,000        366,000       8,229,143     4,599,758
Gunnar S. Overstrom, Jr..........        --              --          171,334        309,666       3,405,309     3,824,833
Michael R. Zucchini..............        --              --          165,334        327,666       3,466,081     4,298,435

------------------------

(1) None of the Named Executive Officers holds any stock options with tandem SARs. Any tandem SARs previously granted to the Named Executive Officers were cancelled in 1995.

(2) Value based on the fair market value of the Common Stock on December 31, 1998 ($44.6875), minus the grant price.

(3) The value of unexercised in-the-money stock options at December 31, 1998 is presented to comply with Commission regulations. The actual amount realized upon exercise of stock options (if any) will depend upon the excess of the fair market value of the Common Stock over the grant price at the time the stock option is exercised. There is no assurance that the values of unexercised stock options reflected in this table will be realized.

PENSION PLANS

The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of the Corporation's qualified and nonqualified defined benefit plans.

                                 PENSION TABLE

            FINAL
           AVERAGE               5 YEARS      10 YEARS     20 YEARS    25 YEARS    30 YEARS
            SALARY              SERVICE(1)   SERVICE(1)   SERVICE(1)  SERVICE(1)  SERVICE(1)
------------------------------  ----------   ----------   ----------  ----------  ----------
  900,000.....................      88,833      177,665      355,331     444,164     532,996
1,100,000.....................     108,833      217,665      435,331     544,164     652,996
1,300,000.....................     128,833      257,665      515,331     644,164     772,996
1,500,000.....................     148,833      297,665      595,331     744,164     892,996
1,700,000.....................     168,833      337,665      675,331     844,164   1,012,996
1,900,000.....................     188,833      377,665      755,331     944,164   1,132,996
2,100,000.....................     208,833      417,665      835,331   1,044,164   1,252,996
2,300,000.....................     228,833      457,665      915,331   1,144,164   1,372,996
2,500,000.....................     248,833      497,665      995,331   1,244,164   1,492,996
2,700,000.....................     268,833      537,665    1,075,331   1,344,164   1,612,996
2,900,000.....................     288,833      577,665    1,155,331   1,444,164   1,732,996
3,100,000.....................     308,833      617,665    1,235,331   1,544,164   1,852,996
3,300,000.....................     328,833      657,665    1,315,331   1,644,164   1,972,996
3,500,000.....................     348,833      697,665    1,395,331   1,744,164   2,092,996

------------------------
(1) The table sets forth the combined benefits as of December 31, 1998 payable under the Fleet Financial Group, Inc. Pension Plan, the Fleet Financial Group, Inc. Retirement Income Assurance Plan, and the Fleet Financial Group, Inc. Supplemental Executive Retirement Plan (collectively, the "Pension Plan"). Messrs. Murray, Higgins, Sarles, Overstrom and Zucchini each participate in these three plans.

A participant's "Final Average Salary" means the average annual salary during the 60 consecutive calendar months in the last 120 calendar months of a participant's employment in which the sum of the participant's salary (including salary from Shawmut), plus short-term bonuses paid by Fleet after 1993, was the highest. The "salary" and "bonus" used to determine a participant's Final Average Salary are the same as the "Salary" and "Bonus" reported in the Summary Compensation Table.

The table describes the annual benefit payable as a single life annuity beginning at age 65. The benefits shown in the table are not subject to any deduction for Social Security or other offset amounts. In general, the annual benefit at age 65 is calculated as the sum of 1.25% of Final Average Salary up to the Integration Level (as specified below) and 2% of Final Average Salary in excess of the Integration Level, for each year of service up to 30. For 1998, the Integration Level equaled $31,128. The Integration Level will increase in future years based on the maximum amount of wages subject to Social Security taxes.

For purposes of the Pension Plan the years of service and Final Average Salary as of December 31, 1998 of the Named Executive Officers were: Mr. Murray, 30 years and $2,830,547; Mr. Higgins, 27 years and $1,306,154; Mr. Sarles, 30 years and $1,215,000; Mr. Overstrom, 30 years (1.5 of which are counted under the Pension Plan formula and 28.5 years of service are counted under the Shawmut
SERP) and $1,017,000; and Mr. Zucchini, 16 years and $1,110,000.

The table does not include a total annual pension benefit of $895,000 earned by Mr. Overstrom under the Shawmut National Corporation Executive Supplemental Retirement Plan (the "Shawmut SERP") and his amended employment agreement with Fleet, which benefit is expressed as a 50% joint and survivor annuity payable beginning at age 62. Mr. Overstrom's benefit is based on final average compensation of $1,595,000 and 28.5 years of service (including eight additional years credited pursuant to his employment agreement, five of which were credited as a result of prior action by the Hartford National Board of Directors).

Mr. Zucchini's years of service for purposes of the Pension Plan include an additional five years of service credited in 1998, but do not include an additional five years of service that will be credited in 2003, based on Mr. Zucchini's continuous employment with Fleet to the year 2003.

SEVERANCE AGREEMENTS AND EMPLOYMENT CONTRACTS

SEVERANCE AGREEMENTS. Severance agreements are in effect between Fleet and each of the Named Executive Officers. The agreements are intended to encourage the executives to continue to carry on their duties in the event of a change of control of Fleet. Under the terms of these agreements, if termination of an executive's employment occurs within the two-year period following a change of control of Fleet and such termination is by Fleet (or its successor) other than for cause or by the executive for good reason (each as defined in the agreement), each executive, other than Mr. Overstrom, will be entitled to receive, among other things: (i) the executive's accrued salary; (ii) a pro rata portion of his highest annual bonus; and (iii) an amount equal to the sum of annual base salary and highest annual bonus, multiplied by three. Under Mr. Overstrom's severance agreement (negotiated separately in connection with the Shawmut Merger), as amended in 1997 and subject to the provisions of his amended employment agreement described below, he will be entitled to receive, among other things: (i) an amount equal to the sum of annual base salary and any amount awarded under Fleet's short-term incentive plan for the year preceding the year of termination, multiplied by three, or the number of years remaining to Mr. Overstrom's 65th birthday, whichever is shorter; and (ii) a pro rata portion of his long-term incentive award awarded prior to the Shawmut Merger. The severance agreements confer no benefits prior to a change of control. In the event that any payments received by the executives in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws, the agreements provide for an additional payment sufficient to restore the executive to the same after-tax position he would have been in if the excise tax had not been imposed.

OVERSTROM EMPLOYMENT AGREEMENT. In connection with the Shawmut Merger, Mr. Overstrom entered into an employment agreement with Fleet which provides for:
(i) an annual salary not less than that paid to other vice chairmen of Fleet;
(ii) eligibility to receive annual and long-term bonuses pursuant to the Fleet incentive plans applicable to the other vice chairmen; and (iii) participation in all employee benefit arrangements available to other similarly situated executive officers of Fleet (only to the extent that the benefits provided thereunder do not duplicate benefits received by Mr. Overstrom based on certain Shawmut plans). The employment agreement is for a two-year term, and is subject to extension for an additional one-year period on each successive anniversary of the Shawmut Merger unless Fleet gives notice of nonrenewal at least 60 days prior to such anniversary.

In April 1997, the Fleet Board approved amendments to Mr. Overstrom's employment agreement to induce Mr. Overstrom to remain in Fleet's employ. The amended agreement requires Fleet to credit to an account on the books of the Corporation an amount (the "Deferral Amount") equal to certain benefits Mr. Overstrom would have been entitled to receive under his original agreement if he had terminated his employment as of April 17, 1997 for any reason other than death, cause (as defined in the agreement) or disability (as defined in the agreement). The Deferral Amount ($7,370,952) includes (i) his base salary in effect as of April 17, 1997, multiplied by three ($1,575,000); (ii) the highest annual and long-term bonuses awarded to Mr. Overstrom during the three fiscal years ended December 31, 1996, multiplied by three ($3,791,057); and (iii) the value of Mr. Overstrom's Shawmut split-dollar insurance benefit ($2,004,895). Payment of the Deferral Amount is deferred until Mr. Overstrom's actual termination date, and the Deferral Amount will be credited during the deferral period with interest at Fleet National Bank's prime rate, as in effect from time to time. The provisions of Mr. Overstrom's original employment agreement that entitle him to coverage or credited service, as applicable, based on Fleet's employee benefit plans (or certain Shawmut plans) remain in effect. The amended employment agreement also effected an amendment to Mr. Overstrom's severance agreement that entitles him to the benefits described above even if Mr. Overstrom's actual termination date occurs after a change of control of Fleet. Any benefits payable to Mr. Overstrom under the severance agreement shall be reduced by an amount equal to the benefits payable to him pursuant to his amended employment agreement. In the event that any payments received by Mr. Overstrom in connection with the employment agreement (other than interest earned on the Deferral Amount) are subject to the excise tax imposed under federal tax laws, the employment agreement provides for an additional payment sufficient to restore him to the same after-tax position he would have been in if the excise tax had not been imposed.

                    OTHER INFORMATION RELATING TO DIRECTORS,
                        NOMINEES AND EXECUTIVE OFFICERS

INDEBTEDNESS AND OTHER TRANSACTIONS

The banking subsidiaries of Fleet have had transactions in the ordinary course of business, including borrowings, with certain directors and executive officers of Fleet and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

In 1972, subsidiaries of Fleet and Gilbane Building Company ("Gilbane"), a building construction company of which Paul J. Choquette, Jr., a Fleet director, is Chairman and Chief Executive Officer and a director, formed an equal partnership (the "Gilbane Partnership") to develop an urban renewal project, including a shopping center and residential units, in Narragansett, Rhode Island. The initial phase was an apartment complex developed by a limited partnership of which the Gilbane Partnership is the general partner and in which it has a 5% interest. The second phase was a shopping center and condominium development. Fleet Real Estate, Inc. ("FRE"), a Fleet subsidiary, made loans in connection with these projects having an aggregate principal balance as of December 31, 1998 of approximately $629,484 (the highest amount outstanding since January 1, 1998 having been $644,213), including loans aggregating $188,928 that are nonperforming and which were originally made pursuant to the Gilbane Partnership's commitment to fund certain contingencies relating to the apartment complex. FRE has refinanced the current portion of the loans with a five-year term loan that bears interest at a fixed rate of 9.76% per annum and matures on December 15, 1999. In addition, Fleet National Bank leases space from the Gilbane Partnership in the shopping center for a branch bank at an annual cost of approximately $18,708.

A subsidiary of Fleet is a partner in several partnerships with certain other parties, including subsidiaries of, and limited partnerships organized by, Gilbane to construct and manage the Fleet Center in Providence, Rhode Island ("Providence Fleet Center"), and to rehabilitate an adjacent structure. One of the partnerships has constructed a parking garage on land it is leasing from Fleet National Bank. Fleet and Gilbane have 46.55% and 36.75% partnership interests, respectively, in the partnership that developed the Providence Fleet Center. In 1992, FRE provided permanent mortgage financing to three of such partnerships in the amount of $52,000,000, secured by a first mortgage on the Providence Fleet Center and the Arcade Garage. As of December 31, 1998, the amount remaining unpaid under the loan was $50,445,392 (the highest amount outstanding since January 1, 1998 having been $51,181,570). The loan presently carries an interest rate of 8.5% per annum plus a contingent interest feature that serves to enhance FRE's yield. The loan closed and was fully funded on December 31, 1992. Fleet and Fleet National Bank have leased space in the building for a total annual rental of approximately $3,246,563.

A Fleet subsidiary is an investor in a limited partnership (the "Partnership") that invests principally in targeted businesses in the financial services industry. Joel B. Alvord, a Fleet director, is a majority equity owner of the limited liability company that serves as the general partner of the Partnership. The Fleet subsidiary has committed to invest up to $10,000,000 as a limited partner participant.

Fleet purchased paper in 1998 for $151,083 from Mohawk Paper Mills, Inc. for its 1997 Annual Report to Stockholders. Thomas D. O'Connor is Chairman and Chief Executive Officer of Mohawk Paper Mills, Inc. and owns more than 10% of the outstanding equity of Mohawk Paper Mills.

A Fleet subsidiary pays for the lease on a Stock Exchange seat that is owned by Fleet director Thomas C. Quick and is leased to an employee of a Fleet subsidiary. The same Fleet subsidiary also pays for the leases by its employees for three additional Stock Exchange seats that are owned by members of Mr. Quick's family. Each of the four leases provides for an annual rent of $160,000, is for a one-year term and is renewed automatically unless terminated with sixty days' notice.

A company, of which John R. Riedman, a director of Fleet, is an executive officer and owns a substantial equity interest, leases office space from a subsidiary of the Corporation. In 1998, the gross rental paid to the Fleet subsidiary was $65,550. The lease expires in October 2001.

An insurance agency, of which Mr. Riedman is an executive officer and principal stockholder, has assisted the Corporation in obtaining coverage under various insurance policies necessary for its business operations. During 1998, the agency received from the Corporation commissions and fees of approximately $145,000. The Corporation believes that such commissions and fees are at rates customary in the industry.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Murray serves on the Board of Directors of A.T. Cross Company and is chairman of its Compensation Committee. Mr. Boss, Chairman of A.T. Cross Company, serves on Fleet's Human Resources and Planning Committee. Mr. Murray also serves on the Board of Directors and the Compensation Committee of CVS Corporation. Mr. Ryan, President and Chief Executive Officer of CVS Corporation, serves on the Fleet Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Fleet believes that during 1998 all Section 16(a) filing requirements applicable to its directors and executive officers were complied with, except that Lois D. Rice inadvertently failed to report on a timely basis the call for redemption of 124 shares of the 9.30% Cumulative Preferred Stock of Fleet that she owned, Thomas D. O'Connor inadvertently failed to report on a timely basis 800 shares purchased by his wife and Robert B. Hedges, Jr., an executive officer of Fleet, inadvertently failed to report on a timely basis 1,428 shares he acquired through his broker's dividend reinvestment program.

                          APPROVAL OF THE AMENDED AND
              RESTATED 1992 STOCK OPTION AND RESTRICTED STOCK PLAN

BACKGROUND

As noted in the Human Resources and Planning Committee Report on Executive Compensation, equity-based incentive compensation is a central component of Fleet's overall compensation system. The Fleet Board believes that such compensation plays a critical role in attracting and retaining highly qualified and experienced executives and employees who are key to Fleet's success. This component of the compensation program has been traditionally supported through the 1992 Plan. Given the importance of equity-based incentive compensation to the Corporation's compensation arrangements, and in view of the significant increase in the number of potential grant recipients due to the mergers and acquisitions completed by the Corporation in recent years, the Fleet Board believes that it is appropriate at this time to propose for stockholder approval the 1992 Plan, as amended. The 1992 Plan, as amended, would increase the number of shares issuable under the 1992 Plan. The last amendment to the 1992 Plan was in 1996.

The following description is qualified in its entirety by reference to the terms of the 1992 Plan as it is proposed to be amended, a copy of which is attached hereto as Appendix A.

PROPOSED AMENDMENT

INCREASE IN AUTHORIZED SHARES. Of the 47,000,000 shares of Common Stock that have been authorized for issuance or award under the 1992 Plan as stock options or performance-based restricted stock, 6,034,283 shares remained available as of December 31, 1998. The Fleet Board proposes to increase the number of shares of Common Stock issuable under the 1992 Plan by 27,500,000 to 74,500,000 (an increase of approximately 4.9 percent of the Common Stock outstanding as of the record date.) The Fleet Board also proposes to amend the limitation on the total number of shares of restricted stock that may be awarded under the 1992 Plan on a cumulative basis by reducing said amount from one percent to one half of one percent of the outstanding shares of Common Stock of the Corporation as of the date of any such award.

CURRENT PLAN FEATURES

RESTRICTED STOCK. Consistent with Fleet's policy of seeking maximum tax deductibility of compensation costs, only performance-based restricted stock may be awarded under the 1992 Plan. Such awards are intended to qualify as performance-based compensation for purposes of the regulations under Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation in excess of $1 million unless certain requirements are met. In awarding such restricted stock, the Human Resources and Planning Committee selects performance goals based on one or more of the following criteria: (i) earnings or earnings per share, (ii) return on equity, (iii) return on assets,
(iv) revenues, (v) expenses, (vi) one or more operating ratios, (vii) stock price, (viii) stockholder return, (ix) market share, (x) charge-offs, (xi) credit quality, (xii) reductions in nonperforming assets, (xiii) customer satisfaction measures, and (xiv) accomplishment of mergers, acquisitions, dispositions, or other similar extraordinary business combinations. The performance goals selected need not be applicable across the Corporation, but may be particular to an individual's function or business unit. The value of the performance-based restricted stock is taxable income to the recipient when the restrictions lapse; the Corporation is allowed a corresponding deduction. The spread between the fair market value and the option price is taxed as income to the recipient when stock options are exercised; the Corporation is allowed a corresponding deduction.

PROHIBITION AGAINST REPRICING OF STOCK OPTIONS. In 1996, an express prohibition against repricing stock options was adopted. The amendment to reduce the exercise price of any existing option or the granting of a replacement option for the purposes of reducing the exercise price of such option is prohibited.

OPTION PRICE. The option exercise price shall not be less than the fair market value on the date of grant, subject to the following two narrow exceptions: (i) in connection with an amendment that does not reduce the exercise price of the option but which may be treated for tax or other technical purposes (including for Section 16 purposes of the Securities Exchange Act) as a new grant of the stock option, the exercise price of such amended option may be less than the fair market value of the shares of Common Stock subject to such option on the date of the amendment of the option, so long as such exercise price is equal to or greater than the exercise price of the original option, and (ii) in connection with an acquisition, consolidation, merger or other extraordinary transaction, options may be granted at less than the then fair market value in order to replace options previously granted by one or more parties to such transaction (or their affiliates) so long as the aggregate spread on such replacement options for any recipient of such options is equal to or less than the aggregate spread on the options being replaced. The 1992 Plan, as currently in effect, provides that any shares of Common Stock delivered to or withheld by the Corporation to pay the exercise price or to satisfy the tax withholding consequences of an option exercise or the grant or vesting of a restricted stock award shall again be available for purposes of the 1992 Plan.

ADMINISTRATION. The 1992 Plan is administered by one or more committees (the "Committee") appointed by the Fleet Board. Presently the Human Resources and Planning Committee administers the 1992 Plan to the extent required by, and consistent with, Rule 16b-3 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, for the total scope of awards and specific awards to executive officers, and the Non-Executive Officer Compensation Committee administers the 1992 Plan for individual grants to non-executive officers.

TERMINATION OF SERVICE. The Committee has the discretion to determine the extent to which the holder of each stock option award (or his estate) shall have the right to exercise the option following termination of service based on the reasons for termination of service and other relevant factors. The Committee has the discretion to accelerate the time at which all or any part of any outstanding stock option may be exercised. Similarly, the Committee has the discretion to determine the extent to which restrictions on any restricted stock award will lapse upon termination of the holder's service due to death, disability, retirement or for any other reason.

LIMITATIONS. The following limitations are a part of the 1992 Plan:

    (a) The total number of shares of restricted stock that may be awarded under the 1992 Plan on a cumulative basis shall not exceed one half of one percent of the outstanding shares of Common Stock of the Corporation as of the date of any such award. Based on the outstanding number of shares of Common Stock as of the record date, one half of one percent equals
       2.85 million shares.

    (b) In any fiscal year, the aggregate number of shares of Common Stock as to which restricted stock awards may be granted to any one participant shall not exceed 200,000 shares.

    (c) In any fiscal year, the aggregate number of shares of Common Stock as to which stock options may be granted to any one participant shall not exceed 650,000 shares.

    (d) In any fiscal year, the aggregate number of shares of Common Stock as to which stock appreciation rights may be granted to one participant shall not exceed 650,000 shares.

    (e) The maximum number of shares issuable on the exercise of incentive stock options is 30 million shares.

NONEMPLOYEE DIRECTORS. Stock options and restricted stock can be awarded to nonemployee directors solely in lieu of some or all of the cash compensation such directors would otherwise receive for their services as directors. Any restricted stock awarded to nonemployee directors vests at the earlier of (i) the director's retirement at or after the retirement age specified in the Corporation's By-laws (currently, age 68), (ii) the director's death or total and permanent disability, or (iii) the director's resignation with the consent of the Fleet Board. Fleet has not awarded any stock options or restricted stock to nonemployee directors under the 1992 Plan.

STOCKHOLDER APPROVAL OF THE 1992 PLAN

    The approval of the 1992 Plan, as amended and restated, requires the affirmative vote of a majority of the Common Stock present in person or represented by proxy, and entitled to vote thereon at the Annual Meeting when a quorum is present.

As of the record date, the closing price of the Common Stock was $42.50.

 THE FLEET BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL, WHICH IS IDENTIFIED AS
                     PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

         RATIFICATION OF THE SELECTION OF FLEET'S INDEPENDENT AUDITORS

The ratification of the selection of KPMG Peat Marwick LLP to serve as independent auditors of Fleet for the current fiscal year ending December 31, 1999, will be submitted to the Annual Meeting. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

The firm of KPMG Peat Marwick LLP has advised Fleet that neither it nor any of its members has any direct financial interest in Fleet as a promoter, underwriter, voting trustee, director, officer or employee. All professional services rendered by KPMG Peat Marwick LLP during the year ended December 31, 1998 were furnished at customary rates.

The ratification of the selection of independent auditors requires the affirmative vote of a majority of Common Stock, present in person or represented by proxy, and entitled to vote thereon at the Annual Meeting when there is a quorum.

 THE FLEET BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL, WHICH IS IDENTIFIED AS
                     PROPOSAL 3 ON THE ENCLOSED PROXY CARD.
                           1999 STOCKHOLDER PROPOSALS

Proposals of stockholders to be included in next year's proxy statement and form of proxy must be received by November 8, 1999. If a stockholder desires to bring business before the Corporation's Annual Meeting of Stockholders that is not a proposal submitted to the Corporation for inclusion in the Corporation's proxy statement, notice must be received by the Secretary of the Corporation on or before November 8, 1999. Proposals should be mailed to William C. Mutterperl, Secretary of Fleet, at One Federal Street, Boston, Massachusetts 02110.

                              FINANCIAL STATEMENTS

The financial statements of the Corporation are contained in the 1998 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                                 MISCELLANEOUS

The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by Fleet. Solicitations may be made in person or by telephone by officers or regular employees of Fleet, who will not receive additional compensation therefor. In addition, Fleet has retained Georgeson & Co., New York, NY to aid in the solicitation of proxies. The charges of such firm, estimated at $20,000 excluding expenses, will be paid by Fleet.

                                          Submitted by Order of the Board of
                                          Directors,
                                          WILLIAM C. MUTTERPERL
                                            SECRETARY

Boston, Massachusetts
March 5, 1999

                                                                      APPENDIX A

                          FLEET FINANCIAL GROUP, INC.
        AMENDED AND RESTATED 1992 STOCK OPTION AND RESTRICTED STOCK PLAN

1. PURPOSE

    This Amended and Restated 1992 Stock Option and Restricted Stock Plan (the "Plan") constitutes an amendment and restatement of the 1992 Stock Option and Restricted Stock Plan which was adopted by the Board of Directors of Fleet Financial Group, Inc. (the "Corporation") on January 15, 1992, and approved by the stockholders of the Corporation on April 15, 1992, further amended on February 16, 1994 and approved by the stockholders on April 20, 1994 (the "1994 Amendment"), further amended on February 21, 1996 and approved by the stockholders on April 17, 1996 (the "1996 Amendment"), and further amended on February 17, 1999 and submitted for stockholder approval at the Annual Meeting of Stockholders to be held on April 21, 1999 (the "1999 Amendment"). The purpose of this Plan is to advance the interests of the Corporation by enhancing the ability of the Corporation and its subsidiaries to attract and retain officers, employees and nonemployee directors to the Corporation, to reward such individuals for their contributions and to encourage them to take into account the long-term interests of the Corporation through interests in the Corporation's Common Stock, $.01 par value per share (the "Stock"). Any officer, director or employee selected to receive an award under the Plan is referred to as a "participant".

    The Plan provides for the grant of options to acquire Stock ("Options"), which may be incentive options ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and awards of Stock subject to certain restrictions ("Restricted Stock"). Under the Plan, Restricted Stock consists exclusively of (i) Stock subject to performance-based restrictions intended to comply with the provisions of Section 162(m) of the Code ("Performance-Based Restricted Stock) and (ii) Stock awarded to nonemployee directors in lieu of some or all of the cash compensation such directors would otherwise receive for their service as directors ("Nonemployee Director Restricted Stock"). Grants of Options and awards of Restricted Stock are referred to herein as "Awards". The grant of an Option may also involve the grant of stock appreciation rights as described in Section 6.

2. ADMINISTRATION

    The Plan shall be administered, construed and interpreted by the Board of Directors or by one or more committees appointed by the Board of Directors of the Corporation (any such committee being referred to herein as the "Committee"). The Committee shall have the discretionary authority, not inconsistent with the express provisions of the Plan, (a) to make Awards to such participants as the Committee may select; (b) to determine the time or times when Awards shall be granted and the number of shares of Stock subject to each Award; (c) to determine which Options are, and which Options are not, intended to be ISOs; (d) to determine the terms and conditions of each Award; (e) to prescribe the form or forms of instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time;
(f) to adopt, amend, and rescind rules and regulations for the administration of the Plan; and (g) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties.

    No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation's By-laws.

    As used in the Plan, the "fair market value" of Stock as of any date shall be the mean of the high and low sale prices of the shares of Stock on the principal exchange on which the Stock is traded on such date or as the Committee may otherwise determine.

3. ELIGIBILITY

    Persons eligible to receive Awards under the Plan shall be those key employees and officers, who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Corporation and its subsidiaries. No person who beneficially owns five percent or more of the outstanding Stock of the Corporation shall be eligible to participate in the Plan, to exercise an Option previously granted to him or her or to take full possession of Restricted Stock previously issued to him or her. A "subsidiary" of the Corporation shall mean a corporation, whether domestic or foreign, in which the Corporation shall own, directly or indirectly, a majority of the capital shares entitled to vote at the annual meeting thereof. Nonemployee directors shall be eligible to receive Awards under the Plan in lieu of some or all of the cash compensation they would otherwise receive for their services as directors, to the extent that their eligibility for such Awards would not disqualify them as disinterested persons for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

4. STOCK SUBJECT TO AWARDS

    The Stock subject to Awards under the Plan shall be either authorized but unissued shares or treasury shares. Subject to adjustment in accordance with the provisions of Paragraph 5(g) and 7(e) hereof, the total number of shares (the "Eligible Shares") of such Stock shall be 47,000,000 shares (the number of shares authorized under the Plan prior to adoption of the 1999 Amendment) plus an additional 27,500,000 shares (after approval of the 1999 Amendment). Subject to like adjustment, the total amount of Stock as to which Options may be granted or Stock Awards may be issued to any one person participating under the Plan shall not exceed the aggregate number of shares that equal ten percent of the total amount of shares outstanding Stock of the Corporation. Subject to like adjustment, the maximum number of shares issuable upon the exercise of options that are ISOs shall be 30,000,000.

    In the event that any outstanding Option or Restricted Stock Award under the Plan for any reason expires, is forfeited or is terminated prior to the end of the period during which Awards may be made under the Plan, the shares of Stock allocable to the unexercised portion of such Option or the portion of such Restricted Stock Award that has terminated or been forfeited may again be subject to award under the Plan. Shares of Stock delivered to the Corporation to pay the exercise price of any Option or to satisfy the tax withholding consequences of an Option exercise or the grant or vesting of Restricted Stock shall again be subject to award under the Plan.

5. TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS GRANTED UNDER THE PLAN

    Options granted pursuant to the Plan shall be evidenced by agreements in such form as the Committee shall, from time to time, approve, which agreements shall in substance include and comply with and be subject to the following terms and conditions:

  A. MEDIUM AND TIME OF PAYMENT

    The exercise price of an Option shall be payable either (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Corporation, (ii) through the delivery of shares of Stock owned by the optionee with a fair market value equal to the option price or (iii) by a combination of (i) and (ii). Fair market value of Stock so delivered shall be determined on the date of exercise. Unless the Committee otherwise determines, an optionee may engage in successive exchange (or series of exchanges) in which Stock such optionee is entitled to receive upon exercise of an Option may be simultaneously utilized as payment for the exercise of an additional Option or Options.

    To the extent permitted by applicable law, the Committee may permit payment of the Option exercise price through arrangements with a brokerage firm under which such firm, on behalf of the optionee, will pay the exercise price to the Corporation and the Corporation shall promptly deliver to such firm the number of shares of Stock subject to the Option so that the firm may sell such shares, or a portion thereof, for the account of the optionee. In addition, the Committee may permit payment of the Option exercise price by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Corporation sufficient funds to pay the exercise price as soon as the shares subject to the Option, or a portion thereof, are sold on behalf of the optionee.

  B. NUMBERS OF SHARES

    The Option shall state the total number of shares to which it pertains. No Option may be exercised in part for fewer than twenty shares. Subject to adjustment as provided in Section 5(g), in any fiscal year of the Corporation, the aggregate number of shares of Stock of the Corporation as to which Options may be granted to any one participant shall not exceed 650,000.

  C. OPTION PRICE

    The exercise price of an Option shall be not less than the fair market value of the shares of Stock covered by the Option on the date of grant except that
(i) in connection with an amendment of an Option which does not reduce the exercise price of the Option but which, in the opinion of the Committee, is or may be treated for tax or other technical purposes (including, in particular, for purposes of Section 16 of the Exchange Act) as a new grant of the Option, the exercise price of such amended Option may be less than the then fair market value of the shares of Stock subject to such Option so long as such exercise price is equal to or greater than the exercise price of the original Option, and
(ii) in connection with an acquisition, consolidation, merger or other extraordinary transaction, Options may be granted at less than the then fair market value in order to replace Options previously granted by one or more parties to such transaction (or their affiliates) so long as the aggregate spread on such replacement Options for any recipient of such Options is equal to or less than the aggregate spread on the Options being replaced.

  D. EXPIRATION OF OPTIONS

    Each Option granted under the Plan shall expire on a date determined by the Committee which date may not be more than ten years from the date the Option is granted.

  E. DATE OF EXERCISE

    The Committee may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified by the Committee. Except as may be so provided, any Option may be exercised in whole at any time, or in part from time to time, during its term. In the case of an Option not immediately exercisable in full, the Committee may at any time accelerate the time at which all or any part of the Option may be exercised.

  F. TERMINATION OF SERVICE

    The Committee shall, subject to the provision of Section 5(d), determine for each Award of an Option the extent to which the participant (or his legal representative) shall have the right to exercise the Option following termination of such participant's service to the Corporation or any subsidiary. Such provisions may reflect distinctions based on the reasons for the termination of service and any other relevant factors that the Committee may determine.

  G. ADJUSTMENTS ON CHANGES IN STOCK

    The aggregate number of shares of Stock as to which Options may be granted under the Plan, the aggregate number of shares of Stock as to which Options may be granted to any one such participant, the number of shares of Stock covered by each outstanding Option, and the exercise price per share of each outstanding Option, shall be proportionately adjusted by the Committee for any increase or decrease in the number of issued shares of Stock resulting from subdivisions or consolidation of shares or other capital adjustments, the payment of a Stock dividend or any other increase or decrease in such shares effected without receipt of consideration by the Corporation; PROVIDED, HOWEVER, that no such adjustment shall be made unless and until the aggregate effect of all such increases and decreases accruing after the effective date of the 1999 Amendment shall have increased or decreased the number of issued shares of Stock by five percent or more; AND PROVIDED FURTHER, that any factional shares resulting from any such adjustment shall be eliminated. Any such determination by the Committee shall be conclusive.

  H. ASSIGNABILITY

    Except as permitted by the Committee, Options shall be nontransferable except by the laws of descent and distribution or pursuant to a qualified domestic relations order. So long as nontransferability of an Option shall be required to exempt the grant of an Option from the provisions of Section 16(b) of the Exchange Act, no Option that the Committee intends to grant in a transaction exempted from such Section may be assigned or transferred except by will or by the laws of descent and distribution. So long as nontransferability of ISOs is a requirement of the Code, unless the Committee specifies otherwise, no Option granted as an ISO may be assigned or transferred except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order.

  I. RIGHTS AS A STOCKHOLDER

    An optionee shall have no rights as a stockholder with respect to shares covered by an Option until the date the shares are issued and only after such shares are fully paid. No adjustment will be made for dividends or other rights the record date for which is prior to the date of such issuance.

  J. TAX WITHHOLDING

    The Committee shall have the right to require that the participant exercising the Option remit to the Corporation an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or make other arrangements satisfactory to the Committee with regard to such taxes) prior to the delivery of any Stock pursuant to the exercise of the Option. If permitted by the Committee, either at the time of the grant of the Option or in connection with its exercise, the participant may elect, at such time and in such manner as the Committee may prescribe, to satisfy such withholding obligation by (i) delivering Stock having a fair market value equal to such withholding obligations, or (ii) requesting that the Corporation withhold from the shares of Stock to be delivered upon the exercise a number of shares of Stock having a fair market value equal to such withholding obligation.

    In the case of an ISO, the Committee may require as a condition of exercise that the participant exercising the Option agree to inform the Corporation promptly of any disposition (within the meaning of Section 424(c) of the Code and the regulations thereunder) of Stock received upon exercise.

  K. CHANGE IN CONTROL

    Notwithstanding the provisions of any Option that provide for its exercise in installments, such Option shall become immediately exercisable in the event of a change in control or offer to effect a change in control. For purposes of this Paragraph 5(k), a "change in control" shall mean either of the following events: (a) the acquisition of the beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act) of 20 percent of more of the voting securities of the Corporation by purchase, merger, consolidation or otherwise by any person or by persons acting as a group within the meaning of Section 13(d) of the Exchange Act; PROVIDED, HOWEVER, a change in control shall not be deemed to have occurred if the acquisition of such securities is by one or more employee benefit plans of the Corporation, or (b) in any two-year period, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority of the Board of Directors of the Corporation at, or at any time prior to the conclusion of, such two-year period. The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision as to whether a change in control or offer to effect a change in control has occurred shall be made by a majority of the continuing Directors (as defined in the restated Articles of Incorporation as in effect on February 21, 1996) and shall be conclusive and binding.

    Notwithstanding Paragraph 8 of the Plan, this provision shall not be amended or revoked in any manner without the affirmative vote of 80% of the Board of Directors and a majority of the Continuing Directors (as defined above).

  L. ADDITIONAL RESTRICTIONS AND CONDITIONS

    The Committee may impose such other restrictions and conditions (in addition to those required by the provisions of this Plan) on any Award of Options hereunder and may waive any such additional restrictions and conditions, so long as (i) any such additional restrictions and conditions are consistent with the terms of this Plan and (ii) such waiver does not waive any restriction or condition required by the provisions of this Plan.

  M. REPRICING

    The Committee shall not, without further approval of the stockholders of the Corporation, (i) authorize the amendment of any outstanding Option to reduce the exercise price of such Option or (ii) grant a replacement Option upon the surrender and cancellation of a previously granted Option for the purpose of reducing the exercise price of such Option. Nothing contained in this section shall affect the Committee's right to make the adjustment permitted under
Section 5(g).

6. STOCK APPRECIATION RIGHTS

    At the discretion of the Committee, a participant who has been granted an Option may also be granted the right to require the Corporation to purchase all or a portion of such Option for cancellation (a "stock appreciation right"). To the extent that the participant exercises this right, the Corporation shall pay him in cash and/or Stock the excess of the fair market value of each share of Stock covered by the Option (or a portion thereof purchased), determined on the date the election is made, over the exercise price of the Option. The election shall be made by delivering written notice thereof to the Committee. Shares subject to the Option so purchased shall not again be available for purposes of the Plan. Subject to adjustment as provided in Section 5(g), in any fiscal year of the Corporation, the aggregate number of shares of Stock as to which stock appreciation rights may be granted to any one person participating under the Plan shall not exceed 650,000.

7. TERMS AND CONDITIONS APPLICABLE TO RESTRICTED STOCK AWARDS

    Awards of Restricted Stock may be Performance-Based Restricted Stock, as described in Section 7(i), or Nonemployee Director Restricted Stock, as described in Section 7 (j). The provisions of Sections 7(a) through 7(h) are applicable to all shares of Restricted Stock.

  A. NUMBER OF SHARES

    The total number of shares of Restricted Stock that may be awarded under the Plan on a cumulative basis shall not exceed one half of one percent of the Stock of the Corporation outstanding at the date of any such Award. In any fiscal year of the Corporation, the aggregate number of shares of Stock as to which Restricted Stock Awards may be granted to any one person participating under the Plan shall not exceed 200,000.

    Each Restricted Stock Award under the Plan shall be evidenced by a stock certificate of the Corporation, registered in the name of the participant, accompanied by an agreement in such form as the Committee shall prescribe from time to time. The Restricted Stock Awards shall comply with the following terms and conditions and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish.

  B. STOCK LEGENDS; PROHIBITION ON DISPOSITION

    Certificates for shares of Restricted Stock shall bear an appropriate legend referring to the restrictions to which they are subject, and any attempt to dispose of any such shares of Stock in contravention of such restrictions shall be null and void and without effect. The certificates representing shares of Restricted Stock shall be held by the Corporation until the restrictions are satisfied.

  C. TERMINATION OF SERVICE

    The Committee shall determine the extent to which the restrictions on any Restricted Stock Award shall lapse upon the termination of the participant's service to the Corporation and its subsidiaries, due to death, disability, retirement or for any other reason. If the restrictions on all or any portion of a Restricted Stock Award shall not lapse, the participant, or in the event of his death, his personal representative, shall forthwith deliver to the Secretary of the Corporation such instruments of transfer, if any, as may reasonably be required to transfer the shares back to the Corporation.

  D. CHANGE IN CONTROL

    Upon the occurrence of a change in control or an offer to effect a change in control of the Corporation, as determined in Paragraph 5(k) of this Plan, all restrictions then outstanding with respect to shares of Restricted Stock shall automatically expire and be of no further force and effect and all certificates representing such shares of Stock shall be delivered to the participant.

  E. ADJUSTMENT FOR CHANGES IN STOCK

    The Committee shall proportionately adjust the aggregate number of shares of Stock as to which Restricted Stock Awards may be granted to participants under the Plan and the aggregate number of shares of Stock as to which Restricted Stock Awards may be granted to any one such person for any increase or decrease in the number of issued shares of Stock resulting from the subdivision or consolidation of shares or other capital adjustments, the payment of a stock dividend, or any other increase or decrease in such shares without the payment of consideration; PROVIDED, HOWEVER, that no such adjustment shall be made unless and until the aggregate effect of all such increases and decreases accruing after the effective date of the 1999 Amendment shall have increased or decreased the number of issued shares of Stock of the Corporation by five percent or more; and provided, further, that any fractional shares resulting from any such adjustment shall be eliminated. Any such determination by the Committee shall be conclusive. Shares of Stock issued with respect to any outstanding Awards as a result of any of the foregoing events shall be subject to the same restrictions.

  F. EFFECT OF ATTEMPTED TRANSFER

    No benefit payable or interest in any Restricted Stock Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such interest in any Restricted Stock Award shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any participant or his beneficiary. If any participant or beneficiary shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under or interest in any Restricted Stock Award, then the Committee, in its discretion, may hold or apply such benefit or interest or any part thereof to or for the benefit of such participant or his beneficiary, his spouse, children, blood relatives or other dependents, or any of them, in any such manner and such proportions as the Committee may consider proper.

  G. PAYMENT OF TAXES

    The Corporation shall have the right to deduct from any Restricted Stock Award or other payment hereunder any amount that federal, state, local or foreign tax law requires to be withheld with respect to such Award or payment or to require that the participant, prior to or simultaneously with the Corporation incurring any obligation to withhold any such amount, pay such amount to the Corporation in cash or, at the option of the Corporation, shares of Stock (which shall be valued at the fair market value on the date of payment). There is no obligation under the Plan that any participant be advised of the existence of the tax or the amount required to be withheld. Without limiting the generality of the foregoing, in any case where it is determined that tax is required to be withheld in connection with the issuance, transfer or delivery of shares of Stock under this Plan, the Corporation may, pursuant to such rules as the Committee may establish, reduce the number of shares so issued, transferred or delivered by such number of shares as the Corporation may deem appropriate in its sole discretion to comply with such withholding. Notwithstanding any other provision of this Plan, the Committee may impose such conditions on the payment of any withholding obligations as may be required to satisfy applicable regulatory requirements, including without limitation, those under the Exchange Act.

  H. RIGHTS AS A STOCKHOLDER

    A participant shall have the right to receive dividends on shares of Stock subject to the Restricted Stock Award during the applicable Restricted Period, to vote the Stock subject to the award and to enjoy all other stockholder rights, except that the employee shall not be entitled to delivery of the stock certificate until the applicable Restricted Period shall have lapsed (if at all).

  I. PERFORMANCE-BASED RESTRICTED STOCK

    Awards of Performance-Based Restricted Stock are intended to qualify as performance-based for the purposes of Section 162(m) of the Code. The Committee shall provide that shares of Stock issued to a participant in connection with an Award of Performance-Based Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine, beginning on the date on which the Award is granted (the"Restricted Period") and that the Restricted Period applicable to such Restricted Stock shall lapse (if at all) only if certain preestablished objectives are attained. Performance goals may be based on any of the following criteria: (i) earnings or earnings per share, (ii) return on equity, (iii) return on assets, (iv) revenues, (v) expenses, (vi) one or more operating ratios, (vii) stock price,
(viii) stockholder return, (ix) market share, (x) charge-offs, (xi) credit quality, (xii) reductions in non-performing assets, (xiii) customer satisfaction measures and (xiv) the accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions. The Committee shall establish one or more objective performance goals for each such Award of Restricted Stock on the date of grant. The performance goals selected in any case need not be applicable across the Corporation, but may be particular to an individual's function or business unit. The Committee shall determine whether such performance goals are attained and such determination shall be final and conclusive. In the event that the performance goals are not met, the Restricted Stock shall be forfeited and transferred to, and reacquired by, the Corporation at no cost to the Corporation.

    The Committee may impose such other restrictions and conditions (in addition to the performance-based restrictions described above) on any Award of shares of Performance-Based Restricted Stock as the Committee deems appropriate and may waive any such additional restrictions and conditions, so long as such waiver does not waive any restriction described in the previous paragraph. Nothing herein shall limit the Committee's ability to reduce the amount payable under an Award upon the attainment of the performance goal(s), provided, however, that the Committee shall have no right under any circumstance to increase the amount payable under, or waive compliance with, any applicable performance goal(s).

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  J. NONEMPLOYEE DIRECTOR RESTRICTED STOCK

    Awards of Nonemployee Director Restricted Stock shall be made exclusively to directors of the Corporation who are not employees of the Corporation or any of its subsidiaries. The Committee shall provide that shares issued in connection with an Award of Nonemployee Director Restricted Stock may not be sold, assigned, transferred, pledge, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, until the earlier of (i) the director's retirement as a director of the Corporation at or after the retirement age specified in the Corporation's By-laws, (ii) the director's death or total and permanent disability or (iii) the director's resignation from the Board of Directors of the Corporation with the consent of such Board. Shares of Nonemployee Director Restricted Stock may be awarded only in lieu of cash compensation that would otherwise have been payable to the director receiving such Award and such cash compensation shall be reduced by the fair market value of the shares of Stock so awarded on the date of such Award.

    The Committee may impose such other restrictions and conditions (in addition to the restrictions described above) on any Award of shares of Nonemployee Director Restricted Stock as the Committee deems appropriate and may waive any such additional restrictions and conditions applicable to such shares as long as such waiver does not waive any restriction described in the preceding paragraph.

8. AMENDMENT; APPLICABILITY TO OUTSTANDING OPTIONS

    The Committee may alter, amend or suspend the Plan at any time or alter and amend Awards granted hereunder; PROVIDED, HOWEVER, that no such amendment may, without the consent of any participant to whom an Option shall theretofore have been granted or to whom a Restricted Stock Award shall theretofore have been issued, adversely affect the right of such participation under such Award. Unless the Committee otherwise determines, any amendment to the Plan effected by the 1999 Amendment shall not apply to any Option outstanding on the date of stockholder approval of the 1999 Amendment held by a participant subject to
Section 16(a) of the Exchange Act if the effect of such application would be to cause the Option to be deemed to have been regranted for purposes of Rule 16b-3 under the Exchange Act, and PROVIDED, FURTHER, that no material amendment of the Plan may, without stockholder approval thereof, become effective if such approval is required for purposes of Rule 16b-3 under the Exchange Act.

9. TERMINATION

    Options and Restricted Stock Awards may be granted pursuant to the Plan from time to time within a period of ten years from January 15, 1992. The Board of Directors may terminate the Plan at any time, and no Options shall be granted nor Restricted Stock awarded thereafter. Such termination shall not affect the validity of any Award then outstanding.

10. LEGALITY OF GRANT

    The granting of any Award under this Plan and the issuance or transfer of Options and shares of Stock pursuant hereto are subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or government agency (including, without limitation, no-action positions of the Securities and Exchange Commission) which may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no Awards may be granted under this Plan and no Options or shares shall be issued by the Corporation, nor cash payments made by the Corporation pursuant to or in connection with any such Award unless and until in any such case all legal requirements applicable to the issuance or payment have, in the opinion of counsel for the Corporation, been complied with. In connection with any Option or Stock issuance or transfer, the person acquiring the shares or the Option shall, if requested by the Corporation, give assurance satisfactory to counsel to the Corporation with respect to such matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.

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11. EFFECTIVE DATE

    The 1999 Amendment shall become effective upon the adoption thereof by the affirmative vote of a majority of stockholders, present in person or represented by proxy, and entitled to vote thereon at the 1999 Annual Meeting of Stockholders when a quorum is present.

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